Exhibit 10.4

Loan and Security Agreement

Borrower:	Winc, Inc, a Delaware corporation
BWSC, LLC, a California limited liability company

Address:	5340 Alla Road, Suite 105
Los Angeles, CA 90066

Date:	December 29, 2017

This Loan and Security Agreement (“Agreement”) is entered into on the above date between Multiplier Capital II, LP, a Delaware limited partnership (“Multiplier”), with an address at 2 Wisconsin Circle, Suite 700 Chevy Chase, MD 20815 and the borrowers named above (jointly and severally, “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement being signed concurrently (the “Schedule”) is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are either set forth in Section 7 below or in the Schedule hereto.)

1.     LOAN.

1.1    Loan. Subject to the terms and conditions in this Agreement, Multiplier shall make a loan (the “Loan”) to Borrower, in the amount shown on the Schedule, which shall be disbursed and shall be payable as set forth on the Schedule. Once all or any portion of the Loan has been repaid by Borrower, such amount may not be reborrowed.

1.2    Conditions. The making of the Loan is subject to the satisfaction of the following conditions precedent, which Borrower agrees to satisfy within five days after the date hereof: (i) all filings have been completed that are necessary or advisable to perfect the security interest of Multiplier in the Collateral, including without limitation filings in the United States Copyright Office and United States Patent and Trademark Office (subject to the provisions of the Intellectual Property Security Agreement of even date between Borrower and Multiplier), (ii) all documents relating to this Agreement have been executed and delivered, (iii) Multiplier has confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Multiplier, (iv) UCC and other searches deemed necessary by Multiplier have been completed and the results thereof are satisfactory to Multiplier, and (v) all other matters relating to the Loan have been completed to Multiplier’s satisfaction.

1.3    Interest. The Loan and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement or in another written agreement signed by Multiplier and Borrower. Accrued interest shall be payable monthly, commencing One Month After the Disbursement Date and continuing on the same day of each month thereafter (or, if there is no such date in a subsequent month, the last day of such month), and at the Maturity Date.

1.4    Fees. Borrower shall pay Multiplier the fees shown on the Schedule, which are in addition to all interest and other sums payable to Multiplier and are not refundable.

1.5    Late Fee. If any payment of principal, interest or any other payment (including without limitation payment of the balance of the Loan on the Maturity Date) is not made within five Business Days after the date due, Borrower shall pay Multiplier a late payment fee equal to 5% of the amount of such late payment. The provisions of this Section shall not be construed as Multiplier’s consent to Borrower’s failure to pay any amounts when due, and Multiplier’s acceptance of any such late payments shall not restrict Multiplier’s exercise of any remedies arising out of any such failure.

Multiplier Capital II, LP	Loan and Security Agreement

2.    SECURITY INTEREST.

2.1    Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Multiplier a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any of the above.

3.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Multiplier to enter into this Agreement and to make the Loan, Borrower represents and warrants to Multiplier as follows, and Borrower covenants that the following representations will continue to be true (except to the extent that such representation or warranty expressly relates to a particular date), and that Borrower will at all times comply with all of the following covenants throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1    Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the state of its organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all Loan Documents (i) have been duly and validly authorized, and are not subject to any consents, which have not been obtained, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), (iii) do not violate Borrower’s certificate of formation or articles or certificate of incorporation, as applicable, or Borrower’s operating agreement or by-laws, as applicable, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2   Name; Trade Names and Styles. As of the date hereof, the name of Borrower and its state of incorporation are set forth in the heading to this Agreement. Listed on the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Multiplier 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3    Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Multiplier at least 15 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth on the Schedule.

3.4    Title to Collateral; Perfection; Permitted Liens.

(a)  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers and third party entities with whom Borrower has contractual relationships in order to distribute and/or sell its inventory, in each of the foregoing cases in the ordinary course of business of Borrower consistent with Borrower’s past business practices. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Multiplier now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, including without limitation with respect to the Lien priorities set forth in the Revolving Loan Intercreditor Agreement as to the Revolving Loan Lender only, and Borrower will at all times defend Multiplier and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Multiplier five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Multiplier a control agreement in form sufficient to perfect Multiplier’s security interest in the Deposit Account and otherwise satisfactory to Multiplier in its Good Faith Business Judgment.

Multiplier Capital II, LP	Loan and Security Agreement

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Multiplier thereof in writing and provide Multiplier with such information regarding the same as Multiplier shall request. Such notification to Multiplier shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Multiplier, and Borrower shall execute and deliver all such documents and take all such actions as Multiplier shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Multiplier, use commercially reasonable efforts to cause such third party to execute and deliver to Multiplier, in form acceptable to Multiplier, such waivers and subordinations as Multiplier shall specify in its Good Faith Business Judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e) Borrower is not a party to, nor is it bound by, any license or other agreement that is important to the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.

(f) Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers and third party entities with whom Borrower has contractual relationships in order to distribute and/or sell its inventory, in each of the foregoing cases in the ordinary course of business of Borrower consistent with Borrower’s past business practices. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party (except to the extent such claim would not reasonably be expected to cause a Material Adverse Change).

3.5    Maintenance of Collateral. Borrower will maintain the Collateral in good working condition, ordinary wear and tear excepted, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Multiplier in writing of any material loss or damage to the Collateral.

3.6    Books and Records. Borrower has maintained and will maintain at Borrower's Address books and records which are complete and accurate and which, comprise an accounting system consistent with GAAP.

3.7    Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Multiplier have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present, in all material respects, the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Multiplier and the date hereof, there has been no Material Adverse Change.

3.8    Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Multiplier in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other commercially reasonable steps as required to keep the contested taxes from becoming a Lien upon any of the Collateral as long as the liability relating thereto does not exceed $25,000 and if such liability does exceed $25,000 then Borrower shall take such steps as Multiplier shall determine in its Good Faith Business Judgment. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

Multiplier Capital II, LP	Loan and Security Agreement

3.9    Compliance with Law; Licensing Requirements; etc. Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, all environmental matters, and the conduct and licensing of Borrower's business, including without limitation, any and all federal, state and local laws, requirements (including licensing requirements), rules and regulations regarding the sale and/or distribution of alcohol and any and all other matters pertaining to the business of the Borrower. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change. All proceeds of the Loan shall be used solely for legal purposes.

3.10  Litigation. Except as disclosed in the Representations, at the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or (to Borrower’s knowledge) threatened against or affecting Borrower involving more than $100,000. Borrower will promptly inform Multiplier in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any claim of $100,000 or more.

3.11  Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4.    ADDITIONAL DUTIES OF THE BORROWER.

4.1    Insurance. Borrower shall, at all times, insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Multiplier, in such form and amounts as Multiplier may reasonably require, and Borrower shall provide evidence of such insurance to Multiplier, so that Multiplier is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name Multiplier as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Multiplier and shall name Multiplier as additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Multiplier shall apply such proceeds in reduction of the Obligations as Multiplier shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Multiplier shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Multiplier may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Multiplier may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Multiplier copies of all reports made to insurance companies.

4.2   Reports. Borrower, at its expense, shall provide Multiplier with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Multiplier shall from time to time specify in its Good Faith Business Judgment.

4.3   Access to Collateral, Books and Records. At reasonable times, and on three Business Day’s notice (except if a Default or Event of Default has occurred and is continuing or if Multiplier in its Good Faith Business Judgment believes that Borrower has engaged in defalcation, intentional misrepresentation, or fraud, in which case then Multiplier may do the following at any time and without any notice), Multiplier, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be at Multiplier’s then standard charge for the same, plus all other reasonable out-of-pockets costs and expenses (including without limitation any additional costs and expenses of outside auditors) incurred by Multiplier in connection therewith, provided that, so long as no Event of Default has occurred and is continuing, Borrower will be required to pay for only one (1) audit by Multiplier per every twelve (12) months during the term of this Agreement, and in the eventuality that an Event of Default has occurred and is continuing, then all of such audits shall be at Borrower’s expense.

4.4    Remittance of Proceeds. All proceeds arising from the sale or other disposition of any Collateral (other than (i) the proceeds of the sale of Inventory in the ordinary course of business or the non-exclusive licensing of Intellectual Property in the ordinary course of business, or (ii) proceeds of dispositions of obsolete or unneeded Equipment in the ordinary course of business in an amount not in excess of $50,000 in any fiscal year) shall be delivered, in kind, by Borrower to Multiplier in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Multiplier shall determine. Nothing in this Section limits the restrictions on dispositions of Collateral set forth elsewhere in this Agreement.

Multiplier Capital II, LP	Loan and Security Agreement

4.5    Negative Covenants. Borrower shall not, without Multiplier's prior written consent, do any of the following:

(a) merge or consolidate with another corporation or entity, except that a Borrower may merge into another Borrower with ten Business Days prior written notice to Multiplier;

(b) acquire any assets, except in the ordinary course of business;

(c) enter into any other transaction outside the ordinary course of business;

(d) sell or transfer any Collateral, except for (A) the sale of Inventory in the ordinary course of Borrower's business, (B) the sale of obsolete or unneeded Equipment in the ordinary course of business, and (C) non-exclusive licenses of Intellectual Property in the ordinary course of business;

(e) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place an agreement by such warehouseman or other third party in favor of Multiplier in such form as Multiplier shall specify in its Good Faith Business Judgment;

(f) make any loans of any money or other assets or any other Investments, other than Permitted Investments;

(g) create, incur, assume or permit to be outstanding any Indebtedness, other than Permitted Indebtedness;

(h) guarantee or otherwise become liable with respect to the obligations of another party or entity;

(i) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower), or make any distributions of money or other assets with respect to membership interests in Borrower or with respect to any equity or ownership interests in Borrower;

(j) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock or other equity securities, except for repurchases of stock or other equity securities from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $100,000 in any fiscal year, provided no Default or Event of Default has occurred and is continuing;

(k) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(l) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or

(m) reincorporate or reorganize, as applicable, in another state;

(n) change its fiscal year;

(o) create a Subsidiary;

(p) dissolve or elect to dissolve, except that a Borrower which is a wholly-owned Subsidiary of another Borrower may dissolve, with ten Business Days prior written notice to Multiplier, if all of its assets are distributed to the Borrower which owns 100% of its stock; or

(q) agree to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Multiplier.

4.6    Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Multiplier with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to Multiplier, make available Borrower and its officers, employees and agents, and Borrower's books and records, without charge, to the extent that Multiplier may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.7    Notification of Changes. Borrower will notify Multiplier in writing of any change in its President, Chief Executive Officer, or Chief Financial Officer, within seven days after such change occurs.

4.8    Financial Covenants. Borrower shall comply with all of the Financial Covenants set forth in the Schedule, and all other covenants and provisions set forth in the Schedule.

4.9    Registration of Intellectual Property Rights. Borrower shall provide Multiplier quarterly written notice (and notice more frequently as Multiplier may request from time to time) of any applications or registrations with respect to Intellectual Property it files or obtains with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any. Multiplier may add any of the same to the list of Intellectual Property included in any Intellectual Property Security Agreement between Borrower and Multiplier.

Multiplier Capital II, LP	Loan and Security Agreement

4.10  Board Observation Rights. Borrower shall notify Multiplier at least two weeks in advance of the time and place of any regularly scheduled meeting, or as soon as reasonably possible of any unscheduled meeting, of the Board of Directors of Borrower (including without limitation telephone, conference call and video meetings), and Multiplier shall have the right to have a representative attend all meetings of the Board of Directors of Borrower (including without limitation telephone, conference call and video meetings), in a nonvoting-observer capacity. Borrower shall give Multiplier copies of all notices, minutes, consents and other materials the Borrower provides to its directors in connection with said meetings. Any information provided to Multiplier shall be subject to the confidentiality agreement in Section 8.2 of this Agreement.

4.11  Further Assurances. Borrower agrees, at its expense, on request by Multiplier, to execute all documents and take all actions, as Multiplier may deem necessary or useful, in its Good Faith Business Judgment, in order to perfect and maintain Multiplier's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

5.    TERM.

5.1    Maturity Date. On the maturity date set forth on the Schedule (the "Maturity Date") or any earlier occurrence of any Event of Default that results in the acceleration of the Obligations, Borrower shall pay and perform in full the entire unpaid principal balance of the Loan and all accrued and unpaid interest thereon and all other Obligations, and whether or not all or any part of the foregoing are otherwise then due and payable.

5.2    Prepayment. Borrower shall have the option of prepaying the principal amount of the Loan, prior to the Maturity Date, in whole or in part, provided that Borrower concurrently pays Multiplier (i) all accrued and unpaid interest on the principal so prepaid, and (ii) the prepayment fee set forth in the Schedule. Said prepayment fee shall be due from Borrower to Multiplier upon any prepayment of the principal of the Loan, including without limitation any prepayment as a result of an Event of Default or the exercise of any rights or remedies by Multiplier following the same; provided that if Multiplier accelerates the Obligations on the occurrence of an Event of Default, or if any bankruptcy or insolvency proceeding is commenced by or against any Borrower, the full amount of such prepayment fee (computed as if the full amount of the Loan was prepaid on the date of such acceleration or the date of commencement of such proceeding) shall be due and payable.

5.3    Termination Statements. Upon payment and performance in full of all the Obligations, Multiplier shall promptly deliver to Borrower UCC termination statements and such other documents as may be reasonably required to terminate Multiplier's security interests in the Collateral.

6.    EVENTS OF DEFAULT AND REMEDIES.

6.1    Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Multiplier immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Multiplier by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay the principal of and accrued interest on the Loan which is due on the Maturity Date when due; or

(c) Borrower shall fail to pay any other principal or interest payment on any Loan or any other monetary Obligation, within three Business Days after the date due; or

(d) Borrower shall fail to comply with any of the Financial Covenants set forth in the Schedule or with any provision under Subsections 4.1, 4.2, 4.4, 4.5, or 4.10 hereof or with any of the terms or provisions of any documents or agreements between the Borrower and Multiplier relating to the status of Multiplier as a “small business investment company” as that term is defined under the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder; or

(e) Borrower shall fail to perform any non-monetary Obligation within five Business Days after the date due; or

(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not cured within 10 days after the occurrence of the same, or any default or event of default occurs under any obligation secured by a Permitted Lien which is not cured within the cure period applicable thereto; or

(g) any Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of the Collateral which is not removed within 10 days thereafter, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, provided that the foregoing shall not include impounds of wine by government regulators following the importing thereof as long as the amount of product subject to any such impound does not exceed $50,000 at any time; or

Multiplier Capital II, LP	Loan and Security Agreement

(h) a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of $150,000 or more shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 days or more; or

(i) a default or event of default shall occur under any documents, instruments or agreements relating to Permitted Indebtedness (including without limitation Indebtedness to the Revolving Loan Lender) (after the expiration of any applicable cure period); or

(i) a default or event of default shall occur under any documents, instruments or agreements relating to Permitted Indebtedness (including without limitation Indebtedness to the Revolving Loan Lender) after the expiration of any applicable cure period, provided, however, defaults and events of defaults under the agreements between Borrower and the Revolving Loan Lender shall continue to be deemed defaults and events of defaults hereunder for purposes of this clause (i) as constituting Events of Default hereunder, notwithstanding any termination of any such agreements whether arising from repayment of such Indebtedness owing to Revolving Loan Lender or for any other reason;

(j) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(k) dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or

(l) the commencement of any Insolvency Proceeding against Borrower, which is not cured by the dismissal thereof within 45 days after the date commenced (but no Loans or other extensions of credit need be made or provided by Lender until such dismissal had occurred); or

(m) revocation or termination of, or limitation or denial of liability upon, any guaranty of any of the Obligations or any attempt to do any of the foregoing, or any default or event of default occurs under any such guaranty; or

(n) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities, money or other property or asset pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(o) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, including, without limitation, as contemplated under the Revolving Loan Intercreditor Agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement with the consent of Multiplier; or

(p) a Change in Control shall occur; or

(q) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(r) a Material Adverse Change shall occur; or

(s) there shall be a change in the President, Chief Executive Officer, or Chief Financial Officer, of the Borrower, and such person is not replaced with another person acceptable to Multiplier in its Good Faith Business Judgment within 90 days thereafter; or

(t) an event of default shall occur and be continuing under any other Loan Document (after giving effect to, but without duplication of, grace periods under such other Loan Document applicable thereto).

Multiplier Capital II, LP	Loan and Security Agreement

6.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, Multiplier, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making any disbursements of the Loan or otherwise extending credit to Borrower under this Agreement or any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation (except that all Obligations shall be automatically accelerated and due and payable upon the commencement of any Insolvency Proceeding by Borrower or any Event of Default under Section 6.1(l)); (c) Accelerate or extend the time of payment of, compromise, issue credits on, or bring suit on the Accounts and other Collateral (in the name of Borrower or Multiplier), settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which it considers advisable, and notify Account Debtors on the Accounts and other Collateral that the Accounts and Collateral have been assigned to Multiplier, and that payments in respect thereof shall be made directly to Multiplier, and otherwise administer and collect the Accounts and other Collateral; (d) Collect, receive, dispose of and realize upon any Investment Property, including withdrawal of any and all funds from any securities accounts; (e) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Multiplier without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Multiplier deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Multiplier seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Multiplier retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (f) Require Borrower to assemble any or all of the Collateral and make it available to Multiplier at places designated by Multiplier which are reasonably convenient to Multiplier and Borrower, and to remove the Collateral to such locations as Multiplier may deem advisable; (g) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Multiplier shall have the right to use Borrower's premises, Equipment and all other property without charge; (h) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Multiplier obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; (i) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Multiplier to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, and, in Multiplier's Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; and (j) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. Multiplier shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Multiplier deems reasonable, or on Multiplier's premises, or elsewhere and the Collateral need not be located at the place of disposition. Multiplier may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Multiplier with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Multiplier’s rights and remedies, from and after the occurrence of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent per annum.

6.3    Standards for Determining Commercial Reasonableness. Borrower and Multiplier agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Multiplier, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Multiplier may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Multiplier shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

6.4    Investment Property. If a Default or an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Multiplier, and Borrower shall deliver all such payments, proceeds and distributions to Multiplier, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Multiplier shall determine. Borrower recognizes that Multiplier may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

Multiplier Capital II, LP	Loan and Security Agreement

6.5   Power of Attorney. Borrower grants to Multiplier an irrevocable power of attorney coupled with an interest, authorizing and permitting Multiplier (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Multiplier shall only exercise the following powers in a commercially reasonable manner:

(a) do any of the following: (i) Execute on behalf of Borrower any documents that Multiplier may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Multiplier's security interest in the Collateral, or in order to exercise a right of Borrower or Multiplier, or in order to fully consummate all the transactions contemplated under this Agreement, (ii) to make any payment or take any action necessary or desirable to protect or preserve any Collateral or Multiplier’s security interest therein or the priority thereof, (iii) modify any intellectual property security agreement entered into between Borrower and Multiplier by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution of this Agreement or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest;

(b) After the occurrence and during the continuance of any Event of Default, without limiting Multiplier’s other rights and remedies, do any of the following: (i) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Multiplier's possession; (ii) Grant extensions of time to pay, compromise claims and settle Accounts, General Intangibles and Other Property for less than face value and execute all releases and other documents in connection therewith; (iii) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor; and (iv) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor.

6.6   Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Multiplier first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Multiplier in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Multiplier shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Multiplier for any deficiency. If Multiplier, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Multiplier shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Multiplier of the cash therefor.

6.7   Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Multiplier shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Multiplier and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Multiplier of one or more of its rights or remedies shall not be deemed an election, nor bar Multiplier from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Multiplier to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

6.8   Verification. Multiplier may, from time to time, verify with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Multiplier or such other name as Multiplier may choose.

7.     Definitions. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts"” means all of the following, now owned and hereafter acquired by Borrower: all “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made (whether or not earned by performance), and all guaranties and other security therefor, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Agreement” and “this Agreement” means this Loan and Security Agreement and all Exhibits and Schedules hereto and all modifications and amendments to, extensions of, and replacements for this Agreement.

Multiplier Capital II, LP	Loan and Security Agreement

“Bessemer Entities” means, on a collective basis, the following entities: 15 Angels II LLC, Bessemer Venture Partners VIII Institutional L.P., Wahoowa Ventures LLC and GoBlue Ventures LLC.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Los Angeles, California or New York, New York are required or permitted by law to close.

“Change in Control” means: (i) a change in the record or beneficial ownership of an aggregate of more than 40% of the outstanding shares of stock of Parent, in one or more transactions, compared to the ownership of outstanding shares of stock of Parent in effect on the date hereof, or Parent shall cease to own 100% of the outstanding limited liability company interests or shares, as applicable, of any other Borrower, in each case without the prior written consent of Multiplier; (ii) if the Bessemer Entities and the Shining Capital Entities on a collective and aggregate basis own less than 20% of the outstanding shares of stock of Parent; or (iii) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California on the date hereof.

“Collateral” has the meaning set forth in Section 2.1 above.

“continuing” when used with reference to a Default or an Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Multiplier or cured within any applicable cure period.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

"Deposit Account" means all of the following, now owned and hereafter acquired by Borrower: all “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Disbursement Date” means the date of the disbursement of the Loan, or, if there are more than one disbursements of the Loan, the date of the first disbursement of the Loan.

"Equipment" means all of the following, now owned and hereafter acquired by Borrower: all “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles, and any interest in any of the foregoing.

"Event of Default" means any of the events set forth in Section 6.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

“General Intangibles” means all of the following, now owned and hereafter acquired by Borrower: all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, licenses, permits, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment" means Multiplier’s business judgment, exercised honestly and in good faith and not arbitrarily.

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money.

Multiplier Capital II, LP	Loan and Security Agreement

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

"Inventory" means all of the following, now owned and hereafter acquired by Borrower: all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary.

“Investment Property” means all of the following, now owned and hereafter acquired by Borrower: all investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Multiplier and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means (i) a material adverse change in the business, operations, results of operations, assets, liabilities, prospects or condition of Borrower, (ii) a material adverse change in Borrower's ability to perform the Obligations, or of Multiplier to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral or the amount which Multiplier would be likely to receive in the liquidation of the Collateral.

“[One, Two, etc.] Month(s) After the Disbursement Date” means the same day in the specified subsequent month after the Disbursement Date, or, if there is no such date in a subsequent month, the last day of such month. For example, if the Disbursement Date is December 30, 2013, One Month After the Disbursement Date would be January 30, 2014, and Two Months after the Disbursement Date would be February 28, 2014.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any of its subsidiaries or affiliates to Multiplier or its parent or any of its subsidiaries or affiliates, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Multiplier in Borrower's indebtedness or obligations owing to others and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, loan fees, prepayment fees, and any other sums chargeable to Borrower under this Agreement or under any other Loan Document.

Multiplier Capital II, LP	Loan and Security Agreement

"Other Property" means all of the following, now owned and hereafter acquired by Borrower: all of the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: “documents”, “instruments”, “chattel paper”, “letters of credit”, “fixtures”, “promissory notes”, “commercial tort claims”, and “money”, and all other tangible and intangible personal property and rights of any other kind which are not included in the other items of Collateral, whether or not covered by the Code.

“Parent” means Winc, Inc., Delaware corporation.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(i)  the Obligations;

(ii) Indebtedness existing on the date hereof in a total principal amount not in excess of $100,000, excluding Indebtedness owing to the Revolver Loan Lender as otherwise permitted pursuant to clause (vii) below;

(iii) trade payables incurred in the ordinary course of business;

(iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $100,000.00 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vi) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) through (v) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower; and

(vii) Indebtedness to the Revolving Loan Lender which is subject to the Revolving Loan Intercreditor Agreement.

“Permitted Investments” means:

(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, certificates of deposit maturing no more than one year from the date of investment therein, and money market accounts; Investments in regular deposit or checking accounts subject to a control agreement in favor of Multiplier;

(ii) Investments of a Borrower in another Borrower;

(iii) Investments not to exceed $50,000 outstanding in the aggregate at any time consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (b) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and

(v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) Liens for taxes not yet payable;

(iv) additional security interests which are consented to in writing by Multiplier, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Multiplier pursuant to a subordination agreement in such form and containing such provisions as Multiplier shall specify in its Good Faith Business Judgment;

(v)  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vi) security interests being terminated substantially concurrently with this Agreement;

(vii) Liens on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $50,000 at any time;

Multiplier Capital II, LP	Loan and Security Agreement

(viii)  Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $25,000 at any time;

(ix) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding $50,000 at any time;

(x)  Liens in favor of the Revolving Loan Lender which are subject to the Revolving Loan Intercreditor Agreement;

(xi) Lien in favor of Terravant Wine Company LLC (“Terravant”) on the wine product, grapes and juices of BWSC, LLC located on the premises of Terravant to the extent of amounts not paid to Terravant under the Alternating Proprietor Agreement dated April 3, 2013 among BWSC, LLC, Winc, Inc., and Terravant;

(xii) Lien in favor of Weibel Incorporated (“Weibel”) on the property of BWSC, LLC deposited on the premises of Weibel to the extent of amounts not paid to Weibel under the Alternating Proprietor Agreement dated August 22, 2016 among BWSC, LLC, Winc, Inc., and Weibel;

(xiii) Lien in favor of Copain, LLC dba Punchdown Cellars (“Punchdown”) on the property of BWSC, LLC deposited on the premises of Punchdown to the extent of amounts not paid to Punchdown under the Alternating Proprietor Agreement dated June 25, 2015 among BWSC, LLC, Winc, Inc., and Punchdown;

(xiv) Lien in favor of LangeTwins Wine Company, Inc. (“LangeTwins”) on the wine of BWSC, LLC deposited on the premises of LangeTwins to the extent of amounts not paid to LangeTwins under the Alternating Proprietor Agreement dated June 20, 2016 among BWSC, LLC, Winc, Inc., and LangeTwins;

(xv) (a) Lien in favor of the landlord of the premises of Borrower for the location of Borrower at 5340 Alla Road, Suites 105 and 108, Los Angeles, CA 90066 (the “LA Office”), which Lien is limited to personal property located on the premises with respect to the lease amounts owing to such landlord; (b) Lien on such office premises in favor of MetLife Commercial Mortgage Originator pursuant to the Subordination, Non-Disturbance and Attornment Agreement dated January 17, 2017;

(xvi)  Lien in favor of the landlord under that certain Lease Agreement dated December 8, 2015 between Borrower and landlord regarding the premises located 1515 Garnet Mine Road, Bethel Township, Delaware County, PA, which Lien is limited to personal property located on the premises with respect to the obligations owing to such landlord, which do not exceed $50,000; and

(xvii)  any other Statutory Producer Liens arising in the ordinary course of the business of Borrower consistent with its past practices, provided that the aggregate amount of Indebtedness relating to any such Statutory Producer Liens shall not exceed $500,000 at any time or the holder of such Lien shall have waived its rights with respect to such Lien.

Multiplier will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement on Multiplier’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Multiplier, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank N.A., or, if not available, another major money center bank in New York City selected by Multiplier in its sole discretion, as its prime rate in effect (said prime rate not being intended to be the lowest rate of interest charged by the referenced bank in connection with extensions of credit), or if such rate is not available, by a reasonable alternative means of determining the rate of interest selected by Multiplier in its sole discretion.

“Representations” means the written Representations and Warranties previously delivered by Borrower to Multiplier dated November 27, 2017.

“Shining Capital Entities” means, on a collective basis, the following entities: Dreamer Pathway Limited (BVI), Shiningwine Limited (BVI) and Dream Catcher Investments Limited (BVI).

“Statutory Producer Liens” means liens arising under the federal Perishable Agricultural Commodities Act, California Food and Agricultural Code §55631 and related sections and any similar state law regarding producer liens with regard to grapes and any other perishable agricultural commodities.

Multiplier Capital II, LP	Loan and Security Agreement

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

"Warrant" means the warrant to purchase stock of the Borrower being issued to Multiplier, and all extensions and renewals thereof and replacements therefor.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.    GENERAL PROVISIONS.

8.1    Application of Payments. All payments with respect to the Obligations may be applied, and in Multiplier's sole discretion reversed and re-applied, to the Obligations, in such order and manner as Multiplier shall determine in its Good Faith Business Judgment.

8.2   Confidentiality. Multiplier agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Multiplier from the Borrower, which indicates that it is or which would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Multiplier may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom Multiplier shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Multiplier in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Multiplier relating to Borrower.

8.3    Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed as follows: (a) if to Borrower, at its address shown in the heading to this Agreement; and (b) if to Multiplier, at Multiplier Capital II, LP, 2 Wisconsin Circle, Suite 700, Chevy Chase MD 20815 Attention: Kevin Sheehan, Managing General Partner, with a copy to Multiplier Capital II, LP, 16427 N. Scottsdale Road, Suite 410, Scottsdale, AZ 85254, Attention: Mr. Ray Boone. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

8.4    Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.5    Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Multiplier and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.6    Waivers; Indemnity. The failure of Multiplier at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Multiplier later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Multiplier or its agents or employees, but only by a specific written waiver signed by an authorized officer of Multiplier and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Multiplier on which Borrower is or may in any way be liable, and notice of any action taken by Multiplier, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Multiplier and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Multiplier and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

Multiplier Capital II, LP	Loan and Security Agreement

8.7  Liability. NEITHER MULTIPLIER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF MULTIPLIER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE MULTIPLIER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER MULTIPLIER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

8.8   Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Multiplier.

8.9    Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.10 Attorneys Fees and Costs. Multiplier hereby acknowledges and agrees the receipt of a deposit of $30,000 from Borrower (the “Deposit”). Subject to the complete application of the Deposit by Multiplier to the following, Borrower shall reimburse Multiplier for all reasonable attorneys' and consultants’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Multiplier, pursuant to, or in connection with, or relating to this Agreement or the other Loan Documents (whether or not a lawsuit is filed), including, but not limited to, all reasonable attorneys' fees and costs Multiplier incurs in order to do the following: prepare and negotiate this Agreement and the other Loan Documents; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights an remedies relating to Borrower or any Collateral or this Agreement or the other Loan Documents; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; protect, obtain possession of, lease, dispose of, or otherwise enforce Multiplier’s security interest in, the Collateral; and otherwise represent Multiplier in any litigation relating to Borrower. If either Multiplier or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon, or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Multiplier may be entitled pursuant to this Section shall become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.11 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Multiplier; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Multiplier, and any prohibited assignment shall be void. No consent by Multiplier to any assignment shall release Borrower from its liability for the Obligations.

8.12 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

Multiplier Capital II, LP	Loan and Security Agreement

8.13  Limitation of Actions. Any claim or cause of action by Borrower against Multiplier, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Multiplier, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Multiplier, or on any other Person authorized to accept service on behalf of Multiplier, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Multiplier in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

8.14   Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Multiplier acknowledge that the headings may not describe completely the subject matter of the applicable Section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Multiplier or Borrower under any rule of construction or otherwise.

8.15  Public Announcement. Borrower hereby agrees that Multiplier may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos.

8.16   Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Multiplier, and any and all other claims of Borrower against Multiplier of any kind, shall be brought only in a court located in Los Angeles County, California, and each party consents to the jurisdiction of an such court and the referee referred to in Section 8.17 below, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Multiplier to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Multiplier, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

8.17   Dispute Resolution. Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to: (i) this Agreement or any supplement or amendment thereto; or (ii) any other present or future instrument or agreement between the parties hereto; or (iii) any breach, conduct, acts or omissions of any of the parties hereto or any of their respective directors, officers, employees, agents, attorneys or any other Person affiliated with or representing any of the parties hereto; in each of the foregoing cases, whether sounding in contract or tort or otherwise (a “Dispute”) shall be resolved exclusively by judicial reference in accordance with Sections 638 et seq. of the California Code of Civil Procedure (“CCP”) and Rules 3.900 et seq. of the California Rules of Court (“CRC”), subject to the following terms and conditions. (All references in this section to provisions of the CCP and/or CRC shall be deemed to include any and all successor provisions.)

(a)  The reference shall be a consensual general reference pursuant to CCP Sections 638 and 644(a). Unless the parties otherwise agree in writing, the reference shall be to a single referee. The referee shall be a retired Judge of the Los Angeles County Superior Court (“Superior Court”) or a retired Justice of the California Court of Appeal or California Supreme Court. Nothing in this section shall be construed to limit the right of Multiplier, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, or any other court in a jurisdiction in which any Collateral is located or having jurisdiction over any Collateral, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8).

Multiplier Capital II, LP	Loan and Security Agreement

(b)            Within fifteen (15) days after a party gives written notice in accordance with this Agreement to all other parties to a Dispute that the Dispute exists, all parties to the Dispute shall attempt to agree on the individual to be appointed as referee. If the parties are unable to agree on the individual to be appointed as referee, the referee shall be appointed, upon noticed motion or ex parte application by any party, by the Superior Court in accordance with CCP Section 640, subject to all rights of the parties to challenge or object to the appointment, including without limitation the right to peremptory challenge under CCP Section 170.6. If the referee (or any successor referee) appointed by the Superior Court is unable, or at any time becomes unable, to serve as referee in the Dispute, the Superior Court shall appoint a new referee as agreed to by the parties or, if the parties cannot agree, in accordance with CCP Section 640, which new referee shall then have the same powers, and be subject to the same terms and conditions, as the predecessor referee.

(c)            Venue for all proceedings before the referee, and for any Superior Court proceeding for the appointment of the referee, shall be exclusively within the County of Los Angeles, State of California. The referee shall have the exclusive power to determine whether a Dispute is subject to judicial reference pursuant to this section. Trial, and all proceedings and hearings on dispositive motions, conducted before the referee shall be conducted in the presence of, and shall be transcribed by, a court reporter, unless otherwise agreed in writing by all parties to the proceeding. The referee shall issue a written statement of decision, which shall be subject to objections of the parties pursuant to CRC Rule 3.1590 as if the statement of decision were issued by the Superior Court. The referee’s powers include, in addition to those set forth in CCP Sections 638, et seq., and CRC Rules 3.900 et seq., (i) the power to grant provisional relief, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8), and (ii) the power to hear and resolve all post-trial matters in connection with the Dispute that would otherwise be determined by the Superior Court, including without limitation motions for new trial, reconsideration, to vacate judgment, to stay execution or enforcement, to tax costs, and/or for attorneys’ fees. The parties shall, subject to the referee's power to award costs to the prevailing party, bear equally the costs of the reference proceeding, including without limitation the fees and costs of the referee and the court reporter.

(d)            The parties acknowledge and agree that (i) the referee alone shall determine all issues of fact and/or law in the Dispute, without a jury (subject, however, to the right of a party, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8)), (ii) the referee does not have the power to empanel a jury, (iii) the Superior Court shall enter judgment on the decision of the referee pursuant to CCP Section 644(a) as if the decision were issued by the Superior Court, (iv) the decision of the referee shall not be subject to review by the Superior Court, and (v) the decision of the referee, once entered as a judgment by the Superior Court, shall be binding, final and conclusive, shall have the full force and effect of a judgment of the Superior Court, and shall be subject to appeal to the same extent as a judgment of the Superior Court.

8.18 Multiple Borrowers; Suretyship Waivers.

(a)            Borrowers' Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of the Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from Multiplier. Multiplier may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers' agent, or on behalf of one or more Borrowers, and Multiplier shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers' obligations hereunder be affected thereby.

Multiplier Capital II, LP	Loan and Security Agreement

(b)            Waivers. Each Borrower hereby waives: (i) any right to require Multiplier to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Multiplier or any indebtedness of Multiplier to any other Borrower, or to exercise any other right or power, or pursue any other remedy Multiplier may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Obligations, or by reason of any act or omission of Multiplier or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Multiplier to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon Multiplier for repayment or recovery of any amount or amounts received by Multiplier in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Multiplier repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Multiplier or any of its property, or by reason of any settlement or compromise of any such claim effected by Multiplier with any such claimant (including without limitation any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and the Borrower shall be and remain liable to Multiplier under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Multiplier, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower further hereby waives any other rights and defenses that are or may become available to the Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.

(c)            Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Multiplier may, from time to time before or after revocation of this Agreement, do any one or more of the following in Multiplier's sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Multiplier at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as Multiplier determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees that Multiplier shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that Multiplier shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Multiplier shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

Multiplier Capital II, LP	Loan and Security Agreement

(d)            Foreclosure of Trust Deeds. Each Borrower waives all rights and defenses that the Borrower may have because any other Borrower's Obligations are secured by real property. This means, among other things: (1) Multiplier may collect from the Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; and (2) If Multiplier forecloses on any real property collateral pledged by another Borrower: (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Multiplier may collect from the Borrower even if Multiplier, by foreclosing on the real property collateral, has destroyed any right the Borrower may have to collect from the other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses the Borrower may have because any other Borrower's Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Borrower waives all rights and defenses arising out of an election of remedies by Multiplier, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Borrower's rights of subrogation and reimbursement against another Borrower or any other Person by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e)            Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Multiplier. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of Multiplier with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower's financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting Multiplier to furnish to it any information now or hereafter in Multiplier's possession concerning the same or any other matter.

(f)             Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Multiplier to effect, to enforce and to give notice of such subordination.

8.19 Mutual Waiver of Jury Trial. MULTIPLIER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY MULTIPLIER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

[Signatures on Next Page]

Borrower:

Winc, Inc.

By	/s/ Matthew Thelen

Title	Secretary

Borrower:

BWSC, LLC

By	/s/ Matthew Thelen

Title	Secretary

Multiplier:

MULTIPLIER CAPITAL II, LP

By:	Multiplier Capital II GP, LLC,
Its General Partner

By	/s/ Kevin Sheehan

Title	Managing Member

[Signature Page to Loan and Security Agreement]

Schedule to

Loan and Security Agreement

Borrower:	Winc, Inc, a Delaware corporation BWSC, LLC, a California limited liability company

Address:	5340 Alla Road, Suite 105 Los Angeles, CA 90066

Date:	December 29, 2017

This Schedule is an integral part of the Loan and Security Agreement between Multiplier Capital II, LP (“Multiplier”) and the borrowers named above (jointly and severally, “Borrower”) of even date.

1. LOAN amount (Section 1.1):  $5,000,000 (the “Total Loan Amount”).

The Loan shall be disbursed and repaid as follows:

(1)	Disbursement of Loan. Subject to the terms and conditions in this Agreement, the Loan shall be disbursed to the Borrower, in two disbursements, as Borrower shall direct, as follows:

(a) the first disbursement of $4,000,000 shall occur within ten Business Days after the date hereof; and

(b) the second disbursement of $1,000,000 shall occur on or before January 31, 2018 (the “Second Disbursement”).

(2)	Principal Payments. The principal of the Loan shall be repaid in equal monthly principal payments of $138,888.88 each, commencing Nineteen (19) Months After the Disbursement Date and continuing on the same day of each month thereafter until the Maturity Date, and on which date the entire unpaid principal balance of the Loan and all accrued and unpaid interest thereon shall be due and payable.

Multiplier Capital II, LP	Schedule to Loan and Security Agreement

(3)	Interest Payments. Accrued interest on the Loan shall be paid monthly as provided in Section 1.3 of this Loan Agreement.

2. Interest.

Interest Rate
(Section 1.3):	The interest rate in effect throughout each calendar month shall be the highest Prime Rate in effect during such month, plus 6.25% per annum, provided that the interest rate in effect in each month shall not be less than 11.50% per annum, nor more than 14.00% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Prime Rate has the meaning set forth in Section 7 above.

3. Fees (Section 1.4):

Loan Fee:	$175,000, fully-earned on the date hereof, payable as follows:

(i)	$60,000 concurrently herewith;

(ii)           $15,000 as of the date of the making of the Second Disbursement; and

(iii)          $100,000 (“Loan Fee-Third Installment”) on the earliest of (a) the Maturity Date or (b) the date the Loan is paid in full or (c) the date of any Event of Default upon the acceleration of the Obligations. In the event of any partial prepayment of the principal of the Loan, a pro-rata portion of the Loan Fee-Third Installment shall be paid concurrently with such prepayment.

Prepayment Fee:	An amount equal to:

(i) 5.00% of the amount prepaid, if the prepayment occurs on or prior to the first anniversary of the Disbursement Date,

(ii) 3.00% of the amount prepaid, if the prepayment occurs after the first anniversary of the Disbursement Date and on or prior to the second anniversary of the Disbursement Date, and

(iii) 1.00% of the amount prepaid, if the prepayment occurs after the second anniversary of the Disbursement Date.

Multiplier Capital II, LP	Schedule to Loan and Security Agreement

4. Maturity Date

(Section 5.1):	June 29, 2022.

5. Reporting

(Section 4.2):	Borrower, at its expense, shall provide Multiplier with the following reports:

(a)	Monthly financial statements within 30 days after the end of each month;

(b)	Quarterly financial statements within 45 days after the end of each fiscal quarter;

(c)	Annual, unqualified financial statements, audited by independent certified public accountants acceptable to Multiplier, within 150 days after the end of each fiscal year of Borrower; and

(d)	Compliance certificates, showing compliance with the financial covenants set forth in this Agreement and confirming that no Defaults have occurred, at such intervals and times as Multiplier shall specify.

6. FINANCIAL COVENANTS.

(Section 4.8):

Parent shall comply with the following financial covenants (on a consolidated basis).

Minimum Cash	Borrower shall maintain at all times unrestricted cash in demand Deposit Accounts in Borrower’s sole name in the United States in a total amount not less than $1,250,000.

Multiplier Capital II, LP	Schedule to Loan and Security Agreement

Adjusted EBITDA:	Parent shall maintain Adjusted EBITDA of not less than the following amounts during the following periods:

Period	Minimum Adjusted EBITDA *
Three months ending December 31, 2017	[$1,400,000]
Six months ending March 31, 2018	[$1,800,000]
Nine months ending June 30, 2018	[$1,700,000]
Twelve months ending September 30, 2018	[$1,500,000]
Twelve months ending December 31, 2018	[$350,000]
**	**

* Numbers in brackets (“[ ]”) are negative numbers.

**For periods ending after December 31, 2018, the above covenant shall be determined as follows: On or before December 31, 2018, and on or before December 31 of each year thereafter, Borrower shall submit to Multiplier projections for the then following one-year period, on a quarterly basis, as approved by Borrower’s Board of Directors, which shall include projections of Adjusted EBITDA for such periods, and Multiplier and Borrower shall attempt to agree in writing on the amount of the minimum Adjusted EBITDA which Borrower shall be required to maintain for such periods. If for any reason Borrower and Multiplier are not able to agree in writing on the same, prior to March 15 of such following year, then the minimum Adjusted EBITDA that the Borrower shall be required to maintain shall be determined by Multiplier in its Good Faith Business Judgment.

Definitions:	“Adjusted EBITDA” shall mean for any applicable period the net income of Borrower for such period, before interest, taxes, depreciation and other non-cash amortization expenses, determined in accordance with GAAP, less capital software development expenses.

7. ADDITIONAL PROVISIONS.

(a)	Additional Conditions Precedent. In addition to any other conditions to the first disbursement of the Loan set forth in this Agreement, the first disbursement of the Loan is subject to the following additional conditions precedent:

(1)	Closing of Equity Financing. As of the date hereof, Parent shall have provided written evidence acceptable to Multiplier that Parent has received aggregate net cash proceeds of at least $9,000,000 from the closing of the Equity Financing Transaction (as defined below) through the date hereof.

“Equity Financing Transaction” means the stock purchase transaction under the Series B-1 Preferred Stock Purchase Agreement dated as of July 17, 2017 by and among Winc, Inc. and the purchasers party thereto.

Multiplier Capital II, LP	Schedule to Loan and Security Agreement

(2)	Revolving Loan Intercreditor Agreement. Multiplier will enter into an Intercreditor Agreement (the “Revolving Loan Intercreditor Agreement”) with Western Alliance Bank (the “Revolving Loan Lender”), which Revolving Loan Lender will provide Borrower with a revolving line of credit in an amount up to $8,000,000, and which Revolving Loan Intercreditor Agreement will provide for security interest priorities in the assets of the Borrower between Revolving Loan Lender and Multiplier as are acceptable to Multiplier and otherwise containing such terms and conditions as are acceptable to Multiplier.

(3)	Payment of Existing Indebtedness. All Indebtedness owing to Super G Capital, LLC (formerly known as Super G Funding, LLC) is paid in full.

(b)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Multiplier’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: $12,196.04 owed by Xander Oxman to the Company in connection with the Company’s payment of his personal AMEX credit card to enable the Company to use his AMEX credit card for Company expenses. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Multiplier a subordination agreement on Multiplier’s standard form.

(c)	Warrants. Parent shall concurrently issue to Multiplier ten-year warrants to purchase 859,644 shares of Series B-1 Preferred stock of Parent at a purchase price of $1.31 per share, on the terms set forth in Multiplier’s standard form Warrant to Purchase Stock.

(d)	Subsidiaries; No Certificated LLC Units. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries that are not Borrowers hereunder. Further, Borrower represents and warrants that Parent owns 100% of the ownership interests in BWSC, LLC. Borrower represents and warrants that none of the ownership interests in the Borrowers that are limited liability companies are represented by certificated securities, and Borrower agrees that no such ownership interests shall be converted to certificated securities without prior written notice to Multiplier and without Borrower taking such steps to perfect and protect Multiplier’s security interest therein as Multiplier shall request in its Good Faith Business Judgment.

Multiplier Capital II, LP	Schedule to Loan and Security Agreement

(e)	No Foreign Assets. Borrower represents and warrants that it does not have, and covenants that during the term of this Agreement, it will not have, any assets located outside the United States.

(f)	Deposit Accounts. Borrower represents and warrants that it has no Deposit Accounts with any institution other than with Revolving Loan Lender. Within 30 days of the date hereof, Borrower, Revolving Loan Lender and Multiplier shall enter into a control agreement with Multiplier, in form and substance satisfactory to Multiplier in its Good Faith Business Judgment and sufficient to perfect Multiplier’s security interest in said Deposit Accounts, subject to the Revolving Loan Intercreditor Agreement.

(g)	Website Rider. The provisions of the Website Rider attached hereto as Exhibit A are incorporated herein by this reference.

(h)	Third Party Landlord/Warehouseman Agreements. Within 30 days of the date hereof, Borrower shall cause its landlord and all other owners, bailees or landlords of locations where Collateral is stored to enter into an appropriate landlord agreements, warehouseman agreements or other third party agreements as Multiplier shall determine and in form acceptable to Multiplier in its Good Faith Business Judgment.

(i)	Intellectual Property Security Agreements. Borrower has provided exhibits to the intellectual property security agreements being delivered to Multiplier. These exhibits are being confirmed as of the date hereof. Without limitation of any of the terms or provisions hereof, Borrower hereby covenants and agrees that Borrower will fully cooperate with Multiplier to verify and confirm that the information listed on such exhibits is accurate and complete within five Business Days of the date hereof.

(j)	Insurance. Within ten Business Days of the date hereof, Borrower shall provide lender loss payee endorsements and additional insured endorsements with respect to its insurance policies as are acceptable to Multiplier in its Good Faith Business Judgment.

[Signatures on Next Page]

Borrower:	Multiplier:

WINC, INc.	MULTIPLIER CAPITAL II, LP

By:	Multiplier Capital II GP, LLC, Its General Partner

By	/s/ Matthew Thelen

Title	Secretary

By	/s/ Kevin Sheehan

Title	Managing Member

Borrower:

BWSC, LLC

By	/s/ Matthew Thelen

Title	Secretary

[Signature Page to the Schedule to Loan and Security Agreement]